Exhibit 99.2

FOR IMMEDIATE RELEASE

NYSE: SRX

Contacts:

Stuart Davis	Stephen Hughes
Vice President & Director, Investor Relations	Senior Vice President and CFO
(703) 502-7731	(703) 227-7010
Stuart_Davis@sra.com	Steve_Hughes@sra.com

SRA Issues Guidance for Fiscal Year 2006

Fairfax, Virginia, June 13, 2005 — SRA International, Inc. (NYSE: SRX), a leading provider of information technology services and solutions to the federal government, today issued guidance for fiscal year 2006 as shown in the table below. These amounts represent management’s current expectations about the Company’s future financial performance, based on information available at this time.

FY06 Guidance

Measure	FY Ending June 30, 2005	FY Ending June 30, 2006
Revenue (in millions)	$868 - $873	$1,100 - $1,140
Diluted EPS Before FAS 123R	$1.00 - $1.01	$1.20 - $1.25
Range of FAS 123R Dilution	9% - 11%*	11% - 13%**
Diluted Share Equivalents (in millions)	56.6	58.1

*The fiscal year 2005 range of FAS 123R dilution is as if we had implemented FAS 123R for fiscal year 2005.

**FAS 123R is assumed to be in effect for all of fiscal year 2006.

In April, the Securities and Exchange Commission (SEC) delayed the effective date for the new stock option accounting rules under FASB Statement No. 123R until the first fiscal year beginning after June 15, 2005. This was the second delay for the effective date of these rules. If there are no further delays, SRA will record stock option expenses for each quarter of fiscal year 2006.

The guidance for fiscal year 2006 includes the expected financial contribution of the pending Galaxy Scientific Corporation acquisition, assuming the deal closes on or about June 30, 2005, after the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, but does not include any effect for additional acquisitions SRA might undertake in the future. The estimates

SRA International, Inc., Corporate Headquarters: 4300 Fair Lakes Court, Fairfax, Virginia 22033    Phone 703.803.1500    Fax 703.803.1509

SRA can be found on the Internet at www.sra.com

for diluted earnings per share and diluted share equivalents reflect the 2:1 split that became effective May 27, 2005.

Renny DiPentima, SRA President and CEO, stated, “We are excited by the prospects of another great year. The Touchstone and Galaxy acquisitions strengthen our position in the marketplace. We expect that fiscal year 2006 will be marked by strong growth in revenue and earnings as we continue to take market share in a robust government IT services market.”

Conference Call Information

The Company has scheduled a conference call for 8:00 AM Eastern on Monday, June 13, 2005. Interested parties may listen to the conference call by dialing (888) 287-9905 (U.S./Canada) or (706) 643-7540 (Other) with passcode 6858107. The conference call will be Webcast simultaneously through a link on the SRA Web site (www.sra.com). A replay of the conference call will be available approximately two hours after the conclusion of the call through June 24, 2005 by dialing (800) 642-1687 (U.S./Canada) or (706) 645-9291 (Other) and entering passcode 6858107.

About SRA International, Inc.

SRA is a leading provider of information technology services and solutions — including strategic consulting; systems design, development and integration; and outsourcing and managed services — to clients in national security, civil government, and health care and public health. The Company also delivers business solutions for text and data mining, contingency and disaster response planning, information assurance, environmental strategies, enterprise systems management, and wireless integration.

FORTUNE® magazine has chosen SRA as one of the “100 Best Companies to Work For” for six consecutive years. In 2004, SRA was named Large Government Contractor of the Year by the Northern Virginia Government Contractors Council, the Professional Services Council, and Washington Technology. The Company’s 4,100 employees serve clients from its headquarters in Fairfax, Virginia, and offices across the country. For additional information on SRA, please visit http://www.sra.com.

Any statements in this press release about future expectations, plans, and prospects for SRA, including statements about the estimated value of the contract and work to be performed, and other statements containing the words “estimates,” “believes,” “anticipates,” “plans,” “expects,” “will,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: our dependence on our contracts with federal government agencies, particularly within the U.S. Department of Defense, for substantially all of our revenue, our dependence on our GSA schedule contracts and our position as a prime contractor on government-wide acquisition contracts to grow our business, and other factors discussed in our latest quarterly report on Form 10-Q filed with the SEC on May 2, 2005. In addition, the forward-looking statements included in this press release represent our views as of June 13, 2005. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to June 13, 2005.

# # #